Exhibit 5.1

Jon C. Avina

+1 650 843 5307

javina@cooley.com

April 12, 2018

MINDBODY, Inc.

4051 Broad Street, Suite 220

San Luis Obispo, CA 93401

Ladies and Gentlemen:

We have acted as counsel to MINDBODY, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 73,908 shares of the Company’s Class A common stock, par value $0.000004 per share (“Class A Common Stock”), including (a) 68,958 shares (the “2015 Plan Shares”) of Class A Common Stock initially issuable pursuant to the Booker Software, Inc. (“Booker”) 2015 Stock Plan (the “2015 Plan”) and (b) 4,950 shares (the “2011 Plan Shares” and together with the 2015 Plan Shares, the “Shares”) of Class A Common Stock initially issuable pursuant to the Booker Third Amended and Restated 2011 Equity Incentive Plan, as amended (the “2011 Plan” and together with the 2015 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (d) the Agreement and Plan of Merger by and among the Company, Harley Merger Sub, Inc., Booker and Shareholder Representative Services, LLC dated as of March 12, 2018 (the “Merger Agreement”), and (e) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate executed by an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Merger Agreement, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP  3175 Hanover Street  Palo Alto, CA  94304-1130

t: (650) 843-5000  f: (650) 849-7400  cooley.com

April 12, 2018

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jon C. Avina
Jon C. Avina

Cooley LLP  3175 Hanover Street  Palo Alto, CA  94304-1130

t: (650) 843-5000  f: (650) 849-7400  cooley.com